Exhibit 10.9

Gold Coast Advisory, LTD
130 Shore Road, Suite 235, Port Washington, NY 11050 516-944-0081

January 15, 2020

Gentlemen:

This agreement is between VisionCare Inc. and its subsidiaries and affiliates, (collectively, the “Company”) and Gold Coast Advisory, LTD. Under this agreement, the Company and Gold Coast Advisory, LTD agree to hereby extend the termination date of their Financial Advisory Agreement dated November 8, 2018 until December 31, 2020. Except for the extension of the term, all other terms of the Financial Advisory Agreement shall remain the same.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Gold Coast Advisory the copy of this letter enclosed herewith.

Very truly yours,

GOLD COAST ADVISORY, LTD

By:
Steven Cohen
President

Accepted and Agreed

to as of the date first

written above:

VISIONCARE, INC

By:	/s/ Richard Powers
Name:	Richard Powers
Title:	EVP & CFO